Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey - VP of Investor Relations

(314) 213-7277 / klowrey@escotechnologies.com

ESCO REPORTS FOURTH QUARTER AND FISCAL 2024 RESULTS

- Q4 Sales increase 9.5% to $299 Million

- Q4 GAAP EPS increase 6.5% to $1.32 -

- Q4 Adjusted EPS increase 16.8% to $1.46 -

- FY 2024 Sales increase 7.4% to $1.0 Billion -

- FY 2024 Entered Orders increase 9.7% to $1.1 Billion -

- FY 2024 GAAP EPS increase 10.1% to $3.94 -

- FY 2024 Adjusted EPS increase 13.0% to $4.18 -

ST. LOUIS, November 14, 2024 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the fourth quarter and fiscal year ended September 30, 2024 (Q4 2024 and FY 2024, respectively).

Operating Highlights

•	Q4 2024 Sales increased $26 million (9.5 percent) to $299 million compared to $273 million in Q4 2023. Q4 organic sales increased $23 million (8.5 percent) and the MPE acquisition contributed $3 million (1.0 percent) of revenue in the quarter.

•	FY 2024 Sales increased $71 million (7.4 percent) to $1.03 billion compared to $956 million in FY 2023. Organic sales increased $61 million (6.4 percent) and the MPE acquisition added $10 million (1.0 percent) of revenue growth for the full year.

•	Q4 2024 GAAP EPS increased 6.5 percent to $1.32 per share compared to $1.24 per share in Q4 2023. Q4 2024 Adjusted EPS increased 16.8 percent to $1.46 per share compared to $1.25 per share in Q4 2023.

•	FY 2024 GAAP EPS increased 10.1 percent to $3.94 per share compared to $3.58 per share in FY 2023. FY 2024 Adjusted EPS increased 13.0 percent to $4.18 per share compared to $3.70 per share in FY 2023.

•	Q4 2024 Entered Orders decreased $51 million (14.9 percent) to $289 million (book-to-bill of 0.97x).

•	FY 2024 Entered Orders increased $100 million (9.7 percent) to $1.1 billion (book-to-bill of 1.10x), resulting in record year-end backlog of $879 million.

•	Net cash provided by operating activities was $72 million in Q4 2024 and $128 million for FY 2024 (an increase of $51 million compared to FY 2023).

Bryan Sayler, Chief Executive Officer and President, commented, “We finished the year strong with a solid Q4, highlighted by 9 percent sales growth, 130 basis points of Adjusted EBIT margin improvement, and a 17 percent increase in Adjusted EPS. It was great to see all three segments deliver sales growth and margin improvement in the quarter. We were also able to offset the impacts of profitability erosion on Space development programs at VACCO through outstanding performance across our other businesses. PTI and Crissair in particular delivered excellent results in the quarter.

“Overall, it was a great year as we delivered record financial performance and notably eclipsed the $1 billion mark on sales and orders. I would like to thank our entire team for their hard work and dedication in achieving these excellent results. We could not deliver multiple record years in a row without the strong and engaged teams that exist across the Company.

“As we enter 2025 there is a lot to be excited about across the company and we continue to see strong growth drivers in place across our core aerospace, Navy, and electric power end markets.”

Segment Performance

Aerospace & Defense (A&D)

•	Q4 2024 sales increased $17 million (16.2 percent) to $124 million from $107 million in Q4 2023. FY 2024 sales increased $56 million (14.2 percent) to $448 million from $392 million in FY 2023. Sales growth in both the quarter and the year was driven by strength across Navy, commercial aerospace, and defense aerospace programs.

•	Q4 2024 EBIT increased $4.7 million to $23.4 million from $18.7 million in Q4 2023. Adjusted EBIT increased $5.1 million in Q4 2024 to $24.2 million (19.4 percent margin) from $19.1 million (17.8 percent margin) in Q4 2023. FY 2024 EBIT increased $13.1 million to $84.7 million from $71.6 million in FY 2023. FY 2024 Adjusted EBIT increased $12.8 million to $85.9 million (19.2 percent margin) from $73.1 million (18.6 percent margin) in FY 2023. Leverage on higher volume and price increases more than offset margin erosion on certain space development contracts and inflationary pressures in both the quarter and the year.

•	Q4 2024 entered orders decreased $47 million (26.7 percent) to $130 million (book-to-bill of 1.05). Orders were lower in the quarter due to the timing of large Navy orders in the prior year Q4 (machining of Virginia Class Block V hull treatments and ejection valves). FY 2024 entered orders increased $96 million (20.6 percent) to $564 million (book-to-bill of 1.26). Growth in the year was driven by defense and commercial aerospace and large Navy orders (Virginia Class Block V additional hull treatments and QARMS), resulting in record year-end backlog of $600 million.

Utility Solutions Group (USG)

•	Q4 2024 sales increased $6 million (6.2 percent) to $108 million from $102 million in Q4 2023. Doble sales increased by $4.7 million (5.6 percent) and NRG sales increased by $1.7 million (8.6 percent). FY 2024 sales increased $27 million (7.8 percent) to $369 million from $342 million in FY 2023. Doble sales increased $19 million (6.8 percent) and NRG sales increased $8 million (12.2 percent) for the year. Sales growth in both the quarter and the year was driven by services and condition monitoring partially offset by lower protection testing at Doble and strong performance across our renewables product lines at NRG.

•	Q4 2024 EBIT and Adjusted EBIT both increased $2.4 million to $28.6 million (26.4 percent margin) from $26.2 million (25.7 percent margin) in Q4 2023. FY 2024 EBIT increased $9.2 million to $85.9 million from $76.7 million in FY 2023. FY 2024 Adjusted EBIT also increased $9.2 million to $86.1 million (23.3 percent margin) from $76.9 million (22.5 percent margin) in FY 2023. Adjusted EBIT increases for the quarter and year were largely driven by leverage on higher volumes and price increases, partially offset by inflationary pressures.

•	Q4 2024 entered orders increased $2 million (2.2 percent) to $100 million (book-to-bill of 0.92) as Doble orders decreased $5 million (5.4 percent) to $81 million and NRG orders increased $7 million (56.0 percent) to $19 million compared to the prior year quarter. FY 2024 entered orders increased $8 million (2.3 percent) to $356 million (book-to-bill of 0.96) resulting in year-end backlog of $120 million. For the year, Doble orders increased $11 million (3.9 percent) on increased electric utility spending and NRG orders decreased $3 million (4.3 percent) as the market moved beyond last year’s elevated activity related to the initial Inflation Reduction Act spending.

RF Test & Measurement (Test)

•	Q4 2024 sales increased $2 million (3.6 percent) to $66 million from $64 million in Q4 2023. Organic sales were down slightly, but more than offset by $2.8 million of revenue related to the MPE acquisition which was completed in Q1 2024. FY 2024 sales decreased $12 million (5.3 percent) to $210 million. Test’s revenues were somewhat soft throughout the year related to lower wireless sales and weakness in China. However, the addition of MPE and strength in medical shielding and T&M projects for Aerospace and Defense customers helped drive a return to year-over-year growth in the back half of the year.

•	Q4 2024 EBIT and Adjusted EBIT both increased $0.9 million to $12.0 million (18.3 percent margin) from $11.1 million (17.5 percent margin) in Q4 2023. Test’s record Q4 margin was driven by high-margin MPE content, cost reduction actions and price increases, partially offset by inflationary pressures. FY 2024 EBIT decreased $3.8 million to $28.6 million from $32.4 million in FY 2023. FY 2024 Adjusted EBIT decreased $3.3 million to $29.1 million (13.9 percent margin) from $32.4 million (14.6 percent margin) in FY 2023. For the year margin was impacted by lower sales of high-margin wireless and US filters volume and inflationary pressures, largely mitigated by price increases, cost reduction actions, and the addition of higher margin MPE content.

•	Q4 2024 entered orders decreased $5.5 million (8.5 percent) to $59 million. The decrease was primarily related to a large utility shielding order that was booked in Q4 2023. FY 2024 entered orders decreased $4 million to $213 million (book-to-bill of 1.02) resulting in year-end backlog of $159 million. The decrease in orders for the year was primarily driven by lower wireless activity and delays on test and measurement projects in China.

SM&P Acquisition

As announced on July 8, 2024, ESCO has agreed to acquire the Signature Management & Power (SM&P) business of Ultra Maritime for a purchase price of $550 million. The closing of the transaction is subject to certain conditions, including the completion of the regulatory approval processes in the United States (US) and the United Kingdom (UK). The US closing conditions have been met. The UK government is currently assessing the transaction, and we are optimistic that the assessment will be positively resolved. Our current expectation would be to close the transaction in our second fiscal quarter. SM&P’s sole source product offerings will add significant scale to the ESCO Navy business, providing increased content on domestic Navy submarine and surface ship programs and expansion into vital UK and AUKUS navy platforms.

Business Outlook – 2025

Management expects growth in sales, Adjusted EBIT, and Adjusted EBITDA across each of the Company’s business segments in 2025. Our FY 2025 guidance excludes the impacts of:

•	SM&P – the SM&P acquisition is expected to close in Q2 FY’25 and our guidance will be adjusted after the closing.

•	Our ongoing strategic review of the Space business at VACCO.

Management’s expectations for growth in 2025 compared to 2024:

•	Net sales are expected to grow 6 to 8 percent to a range of $1.09 to $1.11 billion on a consolidated basis, with A&D growing 7 to 9 percent, USG growing 7 to 9 percent, and Test growing 3 to 5 percent.

•	Adjusted EBIT is expected to increase approximately 12 to 15 percent with Adjusted EBIT margins increasing to 15.3 to 15.7 percent of sales.

•	Adjusted EBITDA is expected to increase approximately 10 to 13 percent with Adjusted EBITDA margins increasing to 20.5 to 21.0 percent of sales.

•	The effective income tax rate is expected to be in the range of 23.0 to 23.5 percent in 2025.

•	FY 2025 Adjusted EPS is expected to increase 12 to 17 percent to a range of $4.70 to $4.90 per share.

•	Management expects Q1 2025 Adjusted EPS to increase 10 to 21 percent compared to the prior year first quarter and to be in the range of $0.68 - $0.75 per share. Consistent with prior years, revenues and Adjusted EPS are expected to grow sequentially throughout the year.

VACCO Space Business Strategic Review

The Company is in the process of conducting a strategic review of alternatives for the Space business at VACCO. The intent is to optimize ESCO’s portfolio of businesses and create value for ESCO shareholders. This decision was made as part of our continual strategic portfolio analysis, which is focused on positioning the Company to serve high-growth markets that have high-margin potential. As we conduct this review, we remain committed to executing on our current Space programs and serving the needs of our customers. VACCO operates two distinct product lines today, Space and Defense. As this review has evolved, our key consideration has become the feasibility of splitting these two businesses apart.

There is no deadline or definitive timetable for completion of the strategic alternatives review process and there can be no assurance that this process will result in the Company pursuing a transaction or any other strategic outcome. The Company does not intend to make any further public comment regarding the review of strategic alternatives for the Space business at VACCO until it has been completed or the Company determines that a disclosure is required or otherwise deemed appropriate.

Share Repurchase Program

The Company did not repurchase any shares of stock during Q4 2024. During FY 2024 the Company repurchased approximately 80,000 shares for $8 million.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on January 17, 2025 to stockholders of record on January 2, 2025.

2025 Annual Meeting

The 2025 Annual Meeting of the Company’s shareholders will be held on February 4, 2025.

Conference Call

The Company will host a conference call today, November 14, at 4:00 p.m. Central Time, to discuss the Company’s Q4 2024 results. A live audio webcast and an accompanying slide presentation will be available in the Investor Center of ESCO’s website. Participants may also access the webcast using this registration link. For those unable to participate, a webcast replay will be available after the call in the Investor Center of ESCO’s website.

Forward-Looking Statements

Statements in this press release regarding Management’s intentions, expectations and guidance for fiscal 2025, including restructuring and cost reduction actions, sales, orders, revenues, margin, earnings, Adjusted EPS, and any other statements which are not strictly historical, are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and the following: the timing and outcome, if any, of the Company’s strategic alternatives review for the Space business at VACCO; of the Company’s pending acquisition of SM&P; the impacts of climate change and related regulation of greenhouse gases; the impacts of labor disputes, civil disorder, wars, elections, political changes, tariffs and trade disputes, terrorist activities, cyberattacks or natural disasters on the Company’s operations and those of the Company’s customers and suppliers; disruptions in manufacturing or delivery arrangements due to shortages or unavailability of materials or components or supply chain disruptions; inability to access work sites; the timing and content of future contract awards or customer orders; the timely appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts or orders; weakening of economic conditions in served markets; the success of the Company’s competitors; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties or data breaches; the availability of acquisitions; delivery delays or defaults by customers; performance issues with key customers, suppliers and subcontractors; material changes in the costs and availability of certain raw materials; material changes in the cost of credit; changes in laws and regulations including but not limited to changes in accounting standards and taxation; changes in interest, inflation and employment rates; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the integration and performance of acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBIT” and “Adjusted EBITDA” as excluding the net impact of the items described in the attached Reconciliation of Non-GAAP Financial Measures, and “Adjusted EPS” as GAAP earnings per share excluding the net impact of the items described and reconciled in the attached Reconciliation of Non-GAAP Financial Measures.

EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation, and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO is a global provider of highly engineered products and solutions serving diverse end-markets. It manufactures filtration and fluid control products for the aviation, Navy, space, and process markets worldwide and composite-based products and solutions for Navy, defense, and industrial customers. ESCO is an industry leader in designing and manufacturing RF test and measurement products and systems; and provides diagnostic instruments, software and services to industrial power users and the electric utility and renewable energy industries. Headquartered in St. Louis, Missouri, ESCO and its subsidiaries have offices and manufacturing facilities worldwide. For more information on ESCO and its subsidiaries, visit the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

 (Dollars in thousands, except per share amounts)

	Three Months Ended September 30, 2024		Three Months Ended September 30, 2023
Net Sales	$298,533		272,647
Cost and Expenses:
Cost of sales	178,808		164,424
Selling, general and administrative expenses	59,995		56,555
Amortization of intangible assets	8,219		7,930
Interest expense	6,019		2,347
Other expenses (income), net	1,450		199
Total costs and expenses	254,491		231,455

Earnings before income taxes	44,042		41,192
Income tax expense	9,779		9,195

Net earnings	$34,263		31,997

Earnings Per Share (EPS)

Diluted - GAAP	$1.32		1.24

Diluted - As Adjusted Basis	$1.46	(1)	1.25	(2)

Diluted average common shares O/S:	25,854		25,862

(1)	Q4 2024 Adjusted EPS excludes $0.14 per share of after-tax charges consisting primarily of $0.09 of debt financing and $0.03 of acquisition costs at Corporate related to the pending SM&P acquisition that was announced in July 2024, and $0.02 of restructuring charges (primarily severance) in the A&D segment.

(2)	Q4 2023 Adjusted EPS excludes $0.01 per share of after-tax restructuring charges primarily at Westland (severance and asset write-off).

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Year Ended September 30, 2024		Year Ended September 30, 2023
Net Sales	$1,026,759		956,033
Cost and Expenses:
Cost of sales	622,741		580,377
Selling, general and administrative expenses	224,015		217,110
Amortization of intangible assets	32,804		28,953
Interest expense	15,247		8,769
Other expenses (income), net	2,063		1,877
Total costs and expenses	896,870		837,086

Earnings before income taxes	129,889		118,947
Income tax expense	28,008		26,402

Net earnings	$101,881		92,545

Earnings Per Share (EPS)

Diluted - GAAP	$3.94		3.58

Diluted - As Adjusted Basis	$4.18	(1)	3.70	(2)

Diluted average common shares O/S:	25,872		25,879

(1)	FY 24 Adjusted EPS excludes $0.24 per share of after-tax charges consisting primarily of $0.09 of debt financing and $0.06 of acquisition costs at Corporate related to the pending SM&P acquisition that was announced in July 2024; $0.05 of restructuring charges (primarily severance) in the A&D, Test and USG segments; and $0.04 of MPE acquisition backlog and inventory step-up charges.

(2)	FY 23 Adjusted EPS excludes $0.12 per share of after-tax charges consisting of $0.06 of executive management transition costs at Corporate, $0.02 of CMT acquisition inventory step-up charges, $0.03 of restructuring charges within the A&D segment and $0.01 of Corporate acquisition related costs.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	Q4 2024	Q4 2023	Q4 2024	Q4 2023
Net Sales
Aerospace & Defense	$124,291	107,009	124,291	107,009
USG	108,491	102,148	108,491	102,148
Test	65,751	63,490	65,751	63,490
Totals	$298,533	272,647	298,533	272,647

EBIT
Aerospace & Defense	$23,351	18,647	24,170	19,075
USG	28,563	26,179	28,593	26,242
Test	12,015	11,115	12,015	11,115
Corporate	(13,868)	(12,402)	(12,955)	(12,402)
Consolidated EBIT	50,061	43,539	51,823	44,030
Less: Interest expense	(6,019)	(2,347)	(2,969)	(2,347)
Less: Income tax expense	(9,779)	(9,195)	(10,886)	(9,308)
Net earnings	$34,263	31,997	37,968	32,375

Note 1: Adjusted net earnings of $38.0 million in Q4 2024 exclude $3.7 million (or $0.14 per share) of after-tax charges consisting primarily of $0.12 of debt financing and acquisition costs at Corporate related to the pending SM&P acquisition that was announced in July 2024 and $0.02 of restructuring charges (primarily severance) in the A&D segment.

Note 2: Adjusted net earnings of $32.4 million in Q4 2023 exclude $0.4 million (or $0.01 per share) of after-tax restructuring charges primarily at Westland (severance and asset write-off)

EBITDA Reconciliation to Net earnings:			Q4 2024	Q4 2023
	Q4 2024	Q4 2023	As Adjusted	As Adjusted
Consolidated EBITDA	$64,112	56,363	65,874	56,854
Less: Depr & Amort	(14,051)	(12,824)	(14,051)	(12,824)
Consolidated EBIT	50,061	43,539	51,823	44,030
Less: Interest expense	(6,019)	(2,347)	(2,969)	(2,347)
Less: Income tax expense	(9,779)	(9,195)	(10,886)	(9,308)
Net earnings	$34,263	31,997	37,968	32,375

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	FY 2024	FY 2023	FY 2024	FY 2023
Net Sales
Aerospace & Defense	$448,175	392,443	448,175	392,443
USG	369,061	342,320	369,061	342,320
Test	209,523	221,270	209,523	221,270
Totals	$1,026,759	956,033	1,026,759	956,033

EBIT
Aerospace & Defense	$84,747	71,643	85,917	73,070
USG	85,918	76,722	86,143	76,915
Test	28,629	32,395	29,110	32,395
Corporate	(54,158)	(53,044)	(51,079)	(50,531)
Consolidated EBIT	145,136	127,716	150,091	131,849
Less: Interest expense	(15,247)	(8,769)	(12,197)	(8,769)
Less: Income tax expense	(28,008)	(26,402)	(29,849)	(27,353)
Net earnings	$101,881	92,545	108,045	95,727

Note 1: Adjusted net earnings of $108.0 million in FY 2024 exclude $6.2 million (or $0.24 per share) of after-tax charges consisting primarily of $0.15 of debt financing and acquisition costs at Corporate related to the pending SM&P acquisition that was announced in July 2024; $0.05 of restructuring charges (primarily severance) in the A&D, Test and USG segments; and $0.04 of MPE acquisition backlog and inventory step-up charges.

Note 2: Adjusted net earnings of $95.7 million in FY 2023 exclude $3.2 million (or $0.12 per share) of after-tax charges consisting of $0.06 of executive management transition costs at Corporate, $0.02 of CMT acquisition inventory step-up charges, $0.03 of restructuring charges within the A&D segment, and $0.01 of Corporate acquisition related costs.

EBITDA Reconciliation to Net earnings:			FY 2024	FY 2023
	FY 2024	FY 2023	As Adjusted	As Adjusted
Consolidated EBITDA	$200,545	178,239	204,664	182,372
Less: Depr & Amort	(55,409)	(50,523)	(54,573)	(50,523)
Consolidated EBIT	145,136	127,716	150,091	131,849
Less: Interest expense	(15,247)	(8,769)	(12,197)	(8,769)
Less: Income tax expense	(28,008)	(26,402)	(29,849)	(27,353)
Net earnings	$101,881	92,545	108,045	95,727

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	September 30, 2024	September 30, 2023
Assets
Cash and cash equivalents	$65,963	41,866
Accounts receivable, net	240,680	198,557
Contract assets	130,534	138,633
Inventories	209,164	184,067
Other current assets	22,308	17,972
Total current assets	668,649	581,095
Property, plant and equipment, net	170,596	155,484
Intangible assets, net	407,602	392,124
Goodwill	539,899	503,177
Operating lease assets	37,744	39,839
Other assets	14,130	11,495
	$1,838,620	1,683,214

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$20,000	20,000
Accounts payable	98,371	86,973
Contract liabilities	124,845	112,277
Other current liabilities	106,638	95,401
Total current liabilities	349,854	314,651
Deferred tax liabilities	75,333	75,531
Non-current operating lease liabilities	34,810	36,554
Other liabilities	39,273	43,336
Long-term debt	102,000	82,000
Shareholders' equity	1,237,350	1,131,142
	$1,838,620	1,683,214

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended September 30, 2024	Year Ended September 30, 2023
Cash flows from operating activities:
Net earnings	$101,881	92,545
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	55,409	50,523
Stock compensation expense	8,599	8,910
Changes in assets and liabilities	(29,385)	(68,821)
Effect of deferred taxes	(8,962)	(6,267)
Net cash provided by operating activities	127,542	76,890

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(56,383)	(17,694)
Capital expenditures	(36,166)	(22,377)
Additions to capitalized software	(12,090)	(12,397)
Net cash used by investing activities	(104,639)	(52,468)

Cash flows from financing activities:
Proceeds from long-term debt	217,000	103,000
Principal payments on long-term debt and short-term borrowings	(197,000)	(154,000)
Dividends paid	(8,246)	(8,252)
Purchases of common stock into treasury	(7,998)	(12,401)
Debt issuance costs	(2,988)	(1,826)
Other	(1,541)	(4,851)
Net cash used by financing activities	(773)	(78,330)

Effect of exchange rate changes on cash and cash equivalents	1,967	(1,950)

Net increase (decrease) in cash and cash equivalents	24,097	(55,858)
Cash and cash equivalents, beginning of period	41,866	97,724
Cash and cash equivalents, end of period	$65,963	41,866

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited)

(Dollars in thousands)

Backlog And Entered Orders - Q4 2024	A&D	USG	Test	Total
Beginning Backlog - 7/1/24	$594,742	128,890	165,027	888,659
Entered Orders	129,931	99,544	59,368	288,843
Sales	(124,291)	(108,491)	(65,751)	(298,533)
Ending Backlog - 9/30/24	$600,382	119,943	158,644	878,969

Backlog And Entered Orders - FY 2024	A&D	USG	Test	Total
Beginning Backlog - 10/1/23	$484,069	133,459	154,834	772,362
Entered Orders	564,488	355,545	213,333	1,133,366
Sales	(448,175)	(369,061)	(209,523)	(1,026,759)
Ending Backlog - 9/30/24	$600,382	119,943	158,644	878,969

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q4 2024
EPS – GAAP Basis – Q4 2024	$1.32
Adjustments (defined below)	0.14
EPS – As Adjusted Basis – Q4 2024	$1.46

Adjustments exclude $0.14 per share consisting of after-tax charges primarily of $0.09 of debt financing and $0.03 of acquisition costs at Corporate related to the pending SM&P acquisition, and $0.02 of restructuring charges (primarily severance) in the A&D segment. The $0.14 of EPS adjustments per share consists of $4.8 million of pre-tax charges offset by $1.1 million of tax benefit for net impact of $3.7 million.

EPS – Adjusted Basis Reconciliation – FY 2024
EPS – GAAP Basis – FY 2024	$3.94
Adjustments (defined below)	0.24
EPS – As Adjusted Basis – FY 2024	$4.18

Adjustments exclude $0.24 per share of after-tax charges consisting primarily of $0.09 of debt financing and $0.06 of acquisition costs at Corporate related to the pending SM&P acquisition, $0.05 of restructuring charges (primarily severance) in the A&D, Test and USG segments, and $0.04 of MPE acquisition backlog and inventory step-up charges.

The $0.24 of EPS adjustments per share consists of $8.0 million of pre-tax charges offset by $1.8 million of tax benefit for net impact of $6.2 million.

EPS – Adjusted Basis Reconciliation – Q4 2023
EPS – GAAP Basis – Q4 2023	$1.24
Adjustments (defined below)	0.01
EPS – As Adjusted Basis – Q4 2023	$1.25

Adjustments exclude $0.01 per share consisting of after-tax restructuring charges primarily at Westland (severance and asset write-off).

The $0.01 of EPS adjustments per share consists of $0.5 million of pre-tax charges offset by $0.1 million of tax benefit for net impact of $0.4 million.

EPS – Adjusted Basis Reconciliation – FY 2023
EPS – GAAP Basis – FY 2023	$3.58
Adjustments (defined below)	0.12
EPS – As Adjusted Basis – FY 2023	$3.70

Adjustments exclude $0.12 per share of after-tax charges consisting of executive management transition costs at Corporate, CMT acquisition inventory step-up charges, restructuring charges within the A&D segment and Corporate acquisition related costs.

The $0.12 of EPS adjustments per share consists of $4.1 million of pre-tax charges offset by $0.9 million of tax benefit for net impact of $3.2 million.